DIGITAL MARKETING SERVICES AGREEMENT

Dated: March 18, 2025 (the “Effective Date”).

AMONG:Rain Communications Inc. of Vancouver, British Columbia

(“Rain Communications”)

AND:StimCell Energetics, Inc. of Vancouver, British Columbia

(“StimCell”)

WHEREAS:

A.StimCell seeks the services of Rain Communications to help increase public awareness of the company and its products, services and securities; and

B.Rain Communications is a marketing company and assists companies in increasing their public profile amongst investors and consumers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.SERVICES TO BE PROVIDED

Rain Communications shall provide public relations services to StimCell in an effort to increase public awareness of the company and its products, services and securities. The services may include facilitating the creation and distribution of marketing materials and paid advertisements.

2.TERM

This agreement shall remain in effect for a period of EIGHT (8) months from the Effective Date.

3.COMPENSATION

StimCell shall provide Rain Communications with $200,000, payable in common stock of the company at a deemed market value of $0.20 per common share, in equal installments over eight (8) months, that is $25,000 USD monthly, payable by the issuance of 125,000 common shares of StimCell to Rain Communications at the end of each month beginning on the 18th of April 2025 upon completion of services provided for the previous month.

4.RESPONSIBILITY FOR CONTENT OF MATERIALS

StimCell understands that Rain Communications intends to subcontract the creation of any written marketing materials. The Parties expressly agree that StimCell shall review and approve all marketing materials before public distribution. StimCell acknowledges that Rain Communications shall have no responsibility for ensuring the accuracy of the content of any written materials.

5.WHOLE AGREEMENT

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.  No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition

6.GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada and each party hereto adjourns to the jurisdiction of the courts of the Province of British Columbia.

7.COUNTERPART

This Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement was signed by the parties hereto as of the day and year first above written.

Per:/s/ Ralph Biggar

Ralph Biggar, President

Rain Communications Inc.

Per:/s/ David Jeffs

David Jeffs, CEO

StimCell Energetics, Inc.